EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Announces Fourth Quarter Results
Torrance, California — April 17, 2006 — Virco Mfg. Corporation today announced higher sales and narrowed losses for the fourth quarter and year ended January 31, 2006, in the following letter to shareholders from Robert A. Virtue, President and CEO:
Sales for the year ended January 31, 2006 increased 7% compared to the prior year, to $214,450,000 from $199,854,000. Losses narrowed to $9,574,000 from $13,955,000. Despite a price increase early in the year, escalating raw material costs without corresponding price increases continued to prevent any net improvement in margins through the first three quarters.

	Twelve Months Ended
(In thousands except per share data)	1/31/2006	1/31/2005

Sales	$214,450	$199,854
Cost of sales	149,785	143,415

Gross margin	64,665	56,439

Selling, general, administrative, interest and others	74,348	70,319

Loss before taxes	(9,683)	(13,880)
Income tax expense (benefit)	(109)	115

Net loss	$(9,574)	$(13,995)

Net loss per share (a) Basic	$(0.73)	$(1.07)

Weighted average shares outstanding (a) Basic	13,114	13,112

(a)	Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.
At the end of the third quarter we completed a small and, we hope, final restructuring. More importantly, we initiated our 2006 price increase. It took effect in several phases, beginning early in the fourth quarter and culminating in mid-January, 2006. These actions corresponded with more stable raw material costs and yielded a solid improvement in gross margins. For the fourth quarter, sales were up 11% but gross margins were up 120%.

	Three Months Ended
	(unaudited)
(In thousands except per share data)	1/31/2006	1/31/2005

Sales	$34,806	$31,218
Cost of sales	26,136	27,284

Gross margin	8,670	3,934

Selling, general, administrative, interest and others	16,452	15,265

	Three Months Ended
	(unaudited)
(In thousands except per share data)	1/31/2006	1/31/2005

Loss before taxes	(7,782)	(11,331)
Income tax expense	—	115

Net loss	$(7,782)	$(11,446)

Net loss per share (a) Basic	$(0.59)	$(0.87)

Weighted average shares outstanding (a) Basic	13,137	13,120

(a)	Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	Quarterly Results (Unaudited)
In thousands, except per share data	Apr. 30	Jul. 31	Oct. 31	Jan. 31

Year ended January 31, 2006:
Net sales	$33,254	$75,906	$70,484	$34,806
Gross profit	9,407	26,504	20,084	8,670
Net (loss) income	(5,683)	6,085	(2,194)	(7,782)

Year ended January 31, 2005:
Net sales	$30,321	$68,813	$69,502	$31,218
Gross profit	10,317	21,797	20,391	3,934
Net (loss) income	(4,601)	2,031	21	(11,446)
Gross margins on shipments, incoming orders and backlog have continued their improvement through the first two months of 2006. The improvement is distributed across all customer groups and product lines, indicating good acceptance of our integrated marketing program called Equipment for Educators. This program features:
•	An expanded product assortment;

•	Compelling new products like ZUMA® and ZUMAfrd®

•	PlanSCAPE® proprietary software for full project management; and

•	Convenient national and regional contracts for schools, public agencies and non-profit organizations.
Equipment for Educators is supported by the rapid and reliable performance of our factories. Despite the operational challenges of the past three years, our factories have continued to reduce lead times, expand offerings, and lower fixed costs. Overhead in absolute dollars and as a percent of sales was lower in 2005 than in 1997, the year before our major expansion in Conway, Arkansas. Disciplined capital expenditures relative to depreciation again contributed to cash flows, which were slightly positive for the second year in a row.
Our Form 10K, released concurrently with this letter, contains a thorough discussion of fiscal 2005 results. We will also publish, in our traditional form, an Annual Report with an expanded discussion of Equipment for Educators and our new variable cost structure. The Annual Report will be mailed along with our proxy statement in mid-May.
As we look forward to continued improvement after three difficult years, it’s especially appropriate to thank our shareholders, our customers, our employees, our vendors, and the good people at Wells Fargo. Your support continues to be appreciated.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; market demand and acceptance of new product; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions; the cost and availability of raw materials and fuel; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form-10K for year ended January 31, 2006, and other materials we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of Filing